TREDEGAR REPORTS THIRD QUARTER 2021 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--11/5/2021--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported third quarter financial results for the period ended September 30, 2021.
Third quarter 2021 net income from continuing operations was $6.2 million (0.19 per diluted share) compared to net loss from continuing operations of $17.0 million ($0.51 per diluted share) in the third quarter of 2020.  Net income from ongoing operations, which excludes special items and discontinued operations, was $7.2 million ($0.22 per diluted share) in the third quarter of 2021 compared with $13.2 million ($0.39 per diluted share) in the third quarter of 2020. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2021 and 2020, is provided in Note (a) of the Notes to the Financial Tables in this press release.
Third Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions of $12.0 million was $4.5 million lower than the third quarter of 2020
•EBITDA from ongoing operations for PE Films of $4.8 million was $1.2 million lower than the third quarter of 2020
•EBITDA from ongoing operations for Flexible Packaging Films of $7.4 million was $2.2 million lower than the third quarter of 2020
John Steitz, Tredegar’s president and chief executive officer said, “Bonnell Aluminum's production and sales continue to fall below robust demand and bookings due to a shortage of labor while backlog continues to grow. Price increases have helped keep pace with inflationary cost pressures.”
Mr. Steitz also stated, “PE Films' profitability has been adversely impacted by previously disclosed customer product transitions and resin price increases. In addition, competitive pricing pressures are anticipated to further erode profitability by $6 million in 2022. PE Films is very focused on generating sales of new surface protection products, applications and customers and driving production efficiencies and cost savings.”
Mr. Steitz added, “Terphane continues to perform well while overcoming pandemic-related and other obstacles. Debt, net of cash, declined to $96.7 million at the end of the third quarter, which was $25.5 million lower than the beginning of the year due to strong cash generation.”
THE IMPACT OF COVID-19 AND RELATED FINANCIAL CONSIDERATIONS
Essential Business and Employee Considerations
The Company’s priorities during the coronavirus ("COVID-19") pandemic continue to be to protect the health and safety of employees while keeping its manufacturing sites open due to the essential nature of many of its products. The Company has continued to manufacture the full range of products at its facilities.
The Company’s protocols to protect the health and well-being of its employees from COVID-19 continue to evolve as the Centers for Disease Control ("CDC"), the Office of the Surgeon General and other state and local health departments learn more about the virus and its variants. Consistent with recommendations and mandates from government agencies and health authorities, the Company has implemented multiple layers of COVID-19 protections and interventions.
The Company has engaged in an education campaign that provides employees with the most accurate and up-to-date information related to COVID-19 vaccines and has offered different monetary and/or time-away-from-work incentives to encourage employees to get vaccinated. While the Company believes that these efforts have encouraged employees to be vaccinated, vaccination rates in its U.S. manufacturing sites vary widely, ranging from 23% to 78%, with most U.S. sites having vaccination rates above 50%. The Company will continue to monitor available information to assess safeguards that may be taken to try to prevent a COVID-19 outbreak in the workplace.
Bonnell Aluminum continues to experience higher than normal absenteeism and hiring difficulties, which it attributes to COVID-19-related factors. While the average number of direct labor employees at Bonnell Aluminum facilities increased approximately 6% in the third quarter of 2021, compared with the abnormally low levels related to the pandemic in the second and third quarters of 2020, there continues to be a shortage of labor to meet existing demand and desired shipment levels. Moreover, onboarding new employees has resulted in higher hiring and training costs in 2021 versus last year.
All three of the Company's business segments are managing through supply chain disruptions and escalating costs, including raw material cost increases, shortages, transportation cost increases and delays. To offset growing cost pressures, Bonnell Aluminum implemented its second selling price increase in 2021, which became effective April 26, 2021, and is preparing for an upcoming price increase effective January 3, 2022. In response to unprecedented cost increases and supply issues for polyethylene and polypropylene resin, PE Films implemented a quarterly resin cost pass-through mechanism, effective July 1, 2021, for all products and customers not previously covered by such arrangements. Terphane, the Company's flexible packaging business headquartered in Brazil, continues to monitor cost escalations to adjust selling prices as market dynamics permit.
Financial Considerations
Approximately 62% of Bonnell Aluminum’s sales volume in 2020 was related to building and construction (“B&C”) markets (non-residential B&C of 55% and residential B&C of 7%). Non-residential B&C volume started to decline in the fourth quarter of 2020 after the fulfillment of contracts that existed at the start of the COVID-19 pandemic. Recently, market demand in this sector has been strong but was not reflected in Bonnell Aluminum's third quarter 2021 results, due to pandemic-related labor shortages and resulting production inefficiencies. Non-residential B&C volume declined 13.1% versus the third quarter of last year. However, current bookings and backlog remain at record high levels which we believe will bode well for future operations and results when production constraints are alleviated.
The Surface Protection component of PE Films had record EBITDA from ongoing operations in 2020 but is experiencing a decline in volume in 2021, primarily related to a previously disclosed customer product transition unrelated to the pandemic. In addition, the lag in the pass-through of significant pandemic-related increases in resin costs, and some of such cost increases incurred prior to mid-year that will not be recovered even on a lagging basis, have adversely impacted PE Films' profitability in 2021.
At Terphane, the Company believes that the pandemic-related surge in demand for flexible packaging films that began in early 2020 returned to lower pre-pandemic levels during the second quarter of 2021. Also, production and sales volumes for Terphane during the third quarter of 2021 were adversely impacted by an equipment failure on a manufacturing line that was unrelated to the pandemic and supply chain restrictions, which Terphane believes are impacting others in the industry as well. While the equipment failure is not expected to be fixed until early in 2022, Terphane has adjusted operations for the interim period to meet anticipated customer demand.

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: B&C, automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2021	2020		2021	2020
Sales volume (lbs)	45,407	48,859	(7.1)%	138,793	139,985	(0.9)%
Net sales	$137,086	$115,621	18.6%	$394,492	$339,566	16.2%
Ongoing operations:
EBITDA	$12,038	$16,540	(27.2)%	$45,062	$41,496	8.6%
Depreciation & amortization	(3,900)	(4,251)	8.3%	(12,062)	(12,632)	4.5%
EBIT*	$8,138	$12,289	(33.8)%	$33,000	$28,864	14.3%
Capital expenditures	$5,183	$1,784		$11,956	$4,713
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements of this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Third Quarter 2021 Results vs. Third Quarter 2020 Results
Net sales (sales less freight) in the third quarter of 2021 increased versus the third quarter of 2020, primarily due to the pass-through of higher metal costs and an increase in average selling prices to cover higher operating costs, partially offset by lower volume. Sales volume in the third quarter of 2021 decreased by 7.1% versus the third quarter of 2020. Sales volume associated with the non-residential B&C market, which represented 55% of volume in 2020, declined 13.1% in the third quarter of 2021 versus the third quarter of 2020. Sales volume associated with specialty markets, which represented 31% of total volume in 2020, increased 11.4% in the third quarter of 2021 versus the third quarter of 2020, and sales volume associated with the automotive market, which represented 9% of total volume in 2020, decreased 34.9% in the third quarter of 2021 versus the third quarter of 2020. A portion of the decline in automotive sales was attributed to the supply chain issues in the automotive industry. See “The Impact of COVID-19 and Related Financial Considerations” section for more information on business conditions.

EBITDA from ongoing operations in the third quarter of 2021 decreased by $4.5 million in comparison to the third quarter of 2020, primarily due to lower volume ($1.8 million), increased labor and employee-related costs ($2.4 million), other operating costs ($4.0 million), freight expenses ($1.3 million) and higher general, selling and administrative expenses ($0.3 million), partially offset by higher pricing ($5.5 million). Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk of the Company's Form 10-Q for the period ended September 30, 2021 for additional information on aluminum price trends.
First Nine Months of 2021 Results vs. First Nine Months 2020 Results
Net sales in the first nine months of 2021 increased versus the first nine months of 2020, primarily due to the pass-through of higher metal costs and an increase in average selling prices to cover higher operating costs, partially offset by lower volume. Sales volume in the first nine months of 2021 decreased by 0.9% versus the first nine months of 2020.
EBITDA from ongoing operations in the first nine months of 2021 increased by $3.6 million in comparison to the first nine months of 2020 due to higher pricing ($10.2 million), partially offset by higher labor and employee-related costs ($5.4 million) and other operational costs ($5.3 million), higher general, administrative and selling expenses ($1.3 million) and higher freight costs ($2.3 million). In addition, inventories accounted for under the first-in first-out method resulted in a benefit of $5.8 million in the first nine months of 2021 versus a charge of $1.9 million in the first nine months of 2020.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $19 million in 2021, including $3 million for infrastructure upgrades at the Carthage, Tennessee and Newnan, Georgia facilities and $5 million for strategic projects. In addition, approximately $11 million will be required to support continuity of current operations. Depreciation expense is projected to be $14 million in 2021. Amortization expense is projected to be $3 million in 2021.
PE Films
PE Films is composed of surface protection films, polyethylene overwrap and packaging films and polypropylene films for other markets. All historical results for the Personal Care component, which was sold in the fourth quarter of 2020, have been presented as discontinued operations. The Surface Protection component of the PE Films segment now includes the packaging lines and operations located at the Pottsville, Pennsylvania manufacturing site ("Pottsville Packaging"), which was previously reported within the Personal Care component of PE Films. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2021	2020		2021	2020
Sales volume (lbs)	9,283	9,556	(2.9)%	30,066	33,348	(9.8)%
Net sales	$28,501	$26,440	7.8%	$87,885	$103,444	(15.0)%
Ongoing operations:
EBITDA	$4,821	$6,041	(20.2)%	$21,035	$33,928	(38.0)%
Depreciation & amortization	(1,591)	(1,785)	10.9%	(4,681)	(4,868)	3.8%
EBIT*	$3,230	$4,256	(24.1)%	$16,354	$29,060	(43.7)%
Capital expenditures	$1,023	$187		$2,757	$3,231
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements of this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Third Quarter 2021 Results vs. Third Quarter 2020 Results
Net sales increased by $2.1 million in the third quarter of 2021 versus the third quarter of 2020, primarily due to higher pricing associated with the pass-through of increased resin costs, partially offset by lower volume associated with the previously disclosed customer product transitions in Surface Protection.
EBITDA from ongoing operations in the third quarter of 2021 decreased by $1.2 million versus the third quarter of 2020, primarily due to:
•A $1.3 million decrease from Surface Protection related to lower sales associated with the customer product transitions ($1.6 million), margin erosion associated with higher resin costs that occurred before the resin index pricing plan was fully implemented ($0.5 million) and the pass-through lag associated with higher resin costs ($0.3 million), partially offset by higher sales for products unrelated to the customer product transitions ($0.3 million), lower fixed costs ($0.5 million) and lower selling, general, and administrative expenses ($0.3 million);
•A $0.4 million decrease from Pottsville Packaging primarily related to the pass-through lag associated with higher resin costs; and

•A $0.9 million favorable variance associated with the divestiture of Bright View Technologies at the end of 2020.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk of the Company's Form 10-Q for the period ended September 30, 2021 for additional information on resin price trends.
Customer Product Transitions and Other Factors in Surface Protection
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications would be made obsolete by customer product transitions to less costly alternative processes or materials. The Company estimates that these transitions, which principally relate to one customer, adversely impacted EBITDA from ongoing operations for PE Films by $14.6 million during the first nine months of 2021 versus 2020. No additional adverse impacts from the transitions are anticipated during the fourth quarter of 2021 versus 2020. However, a further decline of $7 million in EBITDA from ongoing operations due to the transitions is expected in 2022 versus 2021, at which time the transitions are expected to be complete.
The Surface Protection business is also experiencing competitive pricing pressures, unrelated to the customer product transitions, that are expected to adversely impact EBITDA from ongoing operations by approximately $6 million in 2022 versus 2021. To offset the expected adverse impact of the customer transitions and pricing pressures, the Company is aggressively pursuing and making progress in generating contribution from sales of new surface protection products, applications and customers and driving production efficiencies and cost savings. Annual contribution to EBITDA from ongoing operations for PE Films from sales of new surface protection products, applications and customers has increased by approximately $12 million during the past two calendar years.
First Nine Months of 2021 Results vs. First Nine Months 2020 Results
Net sales in the first nine months of 2021 decreased versus the first nine months 2020, primarily due to lower volume and unfavorable mix associated with the previously disclosed customer product transitions in Surface Protection, partially offset by higher pricing associated with the pass-through of increased resin costs.
EBITDA from ongoing operations in the first nine months of 2021 decreased by $12.9 million versus the first nine months of 2020 primarily due to:
•A $12.5 million decrease from Surface Protection primarily related to lower sales and unfavorable mix associated with the customer product transitions ($14.6 million), margin erosion associated with higher resin costs that occurred before the resin index pricing plan was fully implemented ($1.4 million) and the pass-through lag associated with higher resin costs ($1.0 million), partially offset by higher sales of products unrelated to the customer product transitions ($0.9 million) and production efficiencies and cost savings ($2.8 million);
•A $1.4 million decrease from Pottsville Packaging primarily related to the pass-through lag associated with higher resin costs; and
•A $1.6 million favorable variance associated with the divestiture of Bright View Technologies at the end of 2020.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $4 million in 2021, including $2 million for productivity projects and $2 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $6 million in 2021. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-

quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2021	2020		2021	2020
Sales volume (lbs)	27,029	30,115	(10.2)%	78,666	85,059	(7.5)%
Net sales	$36,666	$35,856	2.3%	$102,560	$100,534	2.0%
Ongoing operations:
EBITDA	$7,396	$9,546	(22.5)%	$25,296	$22,594	12.0%
Depreciation & amortization	(493)	(443)	(11.3)%	(1,466)	(1,306)	(12.3)%
EBIT*	$6,903	$9,103	(24.2)%	$23,830	$21,288	11.9%
Capital expenditures	$1,895	$1,183		$4,283	$2,448
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements of this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Third Quarter 2021 Results vs. Third Quarter 2020 Results
Sales volume declined by 10.2% during the third quarter of 2021 versus the third quarter of 2020, primarily due to lower demand, reduced production capacity as a result of an equipment failure on a production line and supply chain restrictions, which Terphane believes are impacting others in the industry as well. While the equipment failure is not expected to be fixed until early in 2022, Terphane has adjusted operations for the interim period to meet anticipated customer demand. Net sales in the third quarter of 2021 increased 2.3% compared to the third quarter of 2020, primarily due to higher selling prices from the pass-through of higher resin costs and favorable product mix, partially offset by lower sales volume.
EBITDA from ongoing operations in the third quarter of 2021 decreased by $2.2 million versus the third quarter of 2020 primarily due to:
•Lower sales volume ($1.8 million), higher raw material costs ($4.8 million) and higher selling and general administration expenses ($0.1 million), partially offset by higher selling prices ($3.4 million) from the pass-through of higher resin costs;
•Net favorable foreign currency translation of Real-denominated operating costs ($1.1 million); and
•Higher foreign currency transaction gains ($0.2 million) in the third quarter of 2021 versus the third quarter of 2020.
First Nine Months of 2021 Results vs. First Nine Months 2020 Results
Sales volume declined by 7.5% during the first nine months of 2021 versus the first nine months of 2020, primarily due to temporary resin supply issues, an equipment failure impacting production and lower demand. The Company believes that the pandemic-related surge in demand that began in early 2020 returned to lower pre-pandemic levels during the second quarter of 2021. Net sales in the first nine months of 2021 increased 2.0% compared to the first nine months of 2020, primarily due to higher selling prices from the pass-through of higher resin costs and favorable product mix, partially offset by lower sales volume.
EBITDA from ongoing operations in the first nine months of 2021 increased by $2.7 million versus the first nine months of 2020 primarily due to:
•Favorable product mix ($1.7 million), higher selling prices from the pass-through of higher resin costs ($0.8 million), and lower selling and general administration expenses ($0.4 million), offset by lower sales volume ($3.5 million) and higher fixed ($0.8 million) and variable ($0.4 million) costs;
•Net favorable currency translation of Real-denominated operating costs ($4.7 million);
•Higher foreign currency transaction gains ($0.3 million) in the first nine months of 2021 versus 2020; and
•Lower value-added tax credits received in the first nine months of 2021 ($0.5 million) compared with the first nine months of 2020 ($1.2 million).
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $7 million in 2021, including $4 million for new capacity for value-added products and productivity projects and $3 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $2 million in 2021. Amortization expense is projected to be $0.4 million in 2021.

Corporate Expenses, Interest, Taxes & Other
Corporate expenses, net, increased in the first nine months of 2021 versus the first nine months of 2020, primarily due to higher professional fees related to remediation activities of previously disclosed material weaknesses in the Company’s internal control over financial reporting ($0.6 million).
Interest expense was $2.6 million in the first nine months of 2021 in comparison to $1.6 million in the first nine months of 2020, primarily due to higher average debt levels.
The effective tax rate used to compute income tax expense (benefit) for continuing operations in the first nine months of 2021 was 22.7%, compared to 26.2% in the first nine months of 2020. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 22.7% for the first nine months of 2021 versus 20.4% for the first nine months of 2020 (see also Note (f) of the Notes to Financial Tables). Refer to Note 12 of the Company's Form 10-Q for the period ended September 30, 2021 for an explanation of differences between the effective tax rate for income (loss) from continuing operations and the U.S. federal statutory rate for 2021 and 2020.
Pension expense was $10.5 million in the first nine months of 2021, a favorable change of $0.1 million compared to the first nine months of 2020. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the net sales and EBITDA from ongoing operations by segment table. Pension expense is projected to be $14 million in 2021, which is determined at the beginning of the year based on the funded status of the Company’s defined benefit pension plan and actuarial assumptions at that time. Tredegar’s frozen defined benefit pension plan was underfunded on a GAAP basis by $103 million at December 31, 2020, comprised of investments at fair value of $233 million and a projected benefit obligation (“PBO”) of $336 million. GAAP accounting requires adjustment for changes in values of assets and the PBO only at the end of each year, even though these values change daily. The Company estimates that changes to the values of pension plan assets and liabilities resulted in a decrease in the underfunding from $103 million at December 31, 2020 to approximately $73 million at September 30, 2021.
Tredegar owns approximately 18% of kaleo, Inc. (“kaléo”), which makes and sells an epinephrine delivery device under the name AUVI-Q®. The Company accounts for its investment in kaléo using a fair value method. The Company’s estimate of the fair value of its interest in kaléo at September 30, 2021 was $35.5 million ($30.3 million after taxes), essentially unchanged from the balance at June 30, 2021 of $35.2 million ($30.1 million after taxes) and December 31, 2020 of $34.6 million ($29.7 million after taxes). kaléo’s stock is not publicly traded. The ultimate value of the Company’s ownership interest in kaléo could be materially different from the estimated fair value and will ultimately be determined and realized only if and when a liquidity event occurs.
Total debt was $127.0 million at September 30, 2021 compared to total debt of $134.0 million at December 31, 2020. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure, was $96.7 million at September 30, 2021 compared to $122.2 million at December 31, 2020. The Company's revolving credit agreement allows for borrowings of up to $375 million and matures in June 2024. The Company believes that its most restrictive covenant (computed quarterly) is the leverage ratio, which permits maximum borrowings of up to 4x EBITDA, as defined under the revolving credit agreement for the trailing four quarters ("Credit EBITDA"). The Company had Credit EBITDA and a leverage ratio (calculated in the "Liquidity and Capital Resources" section of the Company's Form 10-Q for the period ended September 30, 2021) of $96.4 million and 1.32x, respectively, at September 30, 2021. See Note (g) to the Financial Tables for a reconciliation of net debt to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. In addition, the Company's current projections for its businesses could be materially affected by the highly uncertain impact of the COVID-19 pandemic. As a consequence, the Company's results could differ significantly from its projections, depending on, among other things, the ultimate impact of the pandemic on employees, supply chains, customers and the U.S. and world economies. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company's business is highly dependent;
•inability to achieve sales to new customers to replace lost business;

•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company's customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company's products;
•uncertain economic conditions in countries in which the Company does business;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•a change in the amount of the Company's underfunded defined benefit pension plan liability;
•an increase in the operating costs incurred by the Company's business units, including, for example, the cost of raw materials and energy;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruptions to the Company's manufacturing facilities, including those resulting from labor shortages;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•an information technology system failure or breach;
•volatility and uncertainty of the valuation of the Company's investment in kaléo;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of rising trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Form 10-K for the year ended December 31, 2020. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2020 sales from continuing operations of $755 million. With approximately 2,400 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Sales	$209,517	$184,370	$605,468	$562,766
Other income (expense), net (c)(d)(h)	391	(37,934)	9,272	(63,898)
	209,908	146,436	614,740	498,868

Cost of goods sold (c)	170,756	136,008	470,733	415,212
Freight	7,264	6,453	20,531	19,222
Selling, R&D and general expenses (c)	18,380	22,076	60,192	67,717
Amortization of intangibles	724	753	2,170	2,264
Pension and postretirement benefits	3,540	3,567	10,622	10,701
Interest expense	842	494	2,555	1,598
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	265	3	633	74
Goodwill impairment (e)	—	—	—	13,696
	201,771	169,354	567,436	530,484
Income (loss) from continuing operations before income taxes	8,137	(22,918)	47,304	(31,616)
Income tax expense (benefit) (c)	1,908	(5,942)	10,728	(8,308)
Net income (loss) from continuing operations	6,229	(16,976)	36,576	(23,308)
Income (loss) from discontinued operations, net of tax	(26)	(48,237)	(104)	(53,031)
Net income (loss)	$6,203	$(65,213)	$36,472	$(76,339)

Earnings (loss) per share:
Basic:
Continuing operations	$0.19	$(0.51)	$1.09	$(0.70)
Discontinued operations	—	(1.44)	—	(1.59)
Basic earnings (loss) per share	$0.19	$(1.95)	$1.09	$(2.29)
Diluted:
Continuing operations	$0.19	$(0.51)	$1.09	$(0.70)
Discontinued operations	—	(1.44)	—	(1.59)
Diluted earnings (loss) per share	$0.19	$(1.95)	$1.09	$(2.29)

Shares used to compute earnings (loss) per share:
Basic	33,620	33,439	33,541	33,396
Diluted	33,649	33,439	33,678	33,396

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net Sales
Aluminum Extrusions	$137,086	$115,621	$394,492	$339,566
PE Films	28,501	26,440	87,885	103,444
Flexible Packaging Films	36,666	35,856	102,560	100,534
Total net sales	202,253	177,917	584,937	543,544
Add back freight	7,264	6,453	20,531	19,222
Sales as shown in the Condensed Consolidated Statements of Income	$209,517	$184,370	$605,468	$562,766
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$12,038	$16,540	$45,062	$41,496
Depreciation & amortization	(3,900)	(4,251)	(12,062)	(12,632)
EBIT (b)	8,138	12,289	33,000	28,864
Plant shutdowns, asset impairments, restructurings and other (c)	(160)	(720)	(223)	(2,637)
Goodwill impairment (e)	—	—	—	(13,696)
PE Films:
Ongoing operations:
EBITDA (b)	4,821	6,041	21,035	33,928
Depreciation & amortization	(1,591)	(1,785)	(4,681)	(4,868)
EBIT (b)	3,230	4,256	16,354	29,060
Plant shutdowns, asset impairments, restructurings and other (c)	(182)	(56)	(457)	(225)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	7,396	9,546	25,296	22,594
Depreciation & amortization	(493)	(443)	(1,466)	(1,306)
EBIT (b)	6,903	9,103	23,830	21,288
Plant shutdowns, asset impairments, restructurings and other (c)	(7)	(3)	8,407	(14)
Total	17,922	24,869	80,911	62,640
Interest income	8	11	40	43
Interest expense	842	494	2,555	1,598
Gain (loss) on investment in kaléo accounted for under fair value method (d)	279	(36,200)	1,197	(61,000)
Stock option-based compensation costs	675	518	1,819	1,786
Corporate expenses, net (c)	8,555	10,586	30,470	29,915
Income (loss) from continuing operations before income taxes	8,137	(22,918)	47,304	(31,616)
Income tax expense (benefit)	1,908	(5,942)	10,728	(8,308)
Net income (loss) from continuing operations	6,229	(16,976)	36,576	(23,308)
Net income (loss) from discontinued operations, net of tax	(26)	(48,237)	(104)	(53,031)
Net income (loss)	$6,203	$(65,213)	$36,472	$(76,339)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Cash & cash equivalents	$30,253	$11,846
Accounts & other receivables, net	97,185	86,327
Income taxes recoverable	2,013	2,807
Inventories	85,686	66,437
Prepaid expenses & other	13,502	19,679
Current assets of discontinued operations	151	1,339
Total current assets	228,790	188,435
Property, plant & equipment, net	167,953	166,545
Right-of-use leased assets	14,453	16,037
Investment in kaléo (cost basis of $7,500)	35,479	34,600
Identifiable intangible assets, net	16,608	18,820
Goodwill	67,708	67,708
Deferred income taxes	12,101	19,068
Other assets	2,591	3,506
Non-current assets of discontinued operations	151	151
Total assets	$545,834	$514,870
Liabilities and Shareholders’ Equity
Accounts payable	$115,879	$89,702
Accrued expenses	31,672	40,741
Lease liability, short-term	2,086	2,082
Income taxes payable	56	706
Current liabilities of discontinued operations	370	7,521
Total current liabilities	150,063	140,752
Lease liability, long-term	13,376	14,949
Long-term debt	127,000	134,000
Pension and other postretirement benefit obligations, net	102,970	110,585
Other non-current liabilities	6,146	5,529
Shareholders’ equity	146,279	109,055
Total liabilities and shareholders’ equity	$545,834	$514,870

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	2021	2020
Cash flows from operating activities:
Net income (loss)	$36,472	$(76,339)
Adjustments for noncash items:
Depreciation	16,169	23,218
Amortization of intangibles	2,170	2,264
Reduction of right-of-use lease asset	1,582	2,102
Goodwill impairment	—	13,696
Deferred income taxes	4,120	(19,492)
Accrued pension income and post-retirement benefits	10,622	10,701
Stock-based compensation expense	3,227	4,120
(Gain) loss on investment accounted for under the fair value method	(879)	61,000
Held for sale impairment loss on divested assets	—	45,054
Changes in assets and liabilities:
Accounts and other receivables	(11,379)	4,961
Inventories	(19,902)	(2,761)
Income taxes recoverable/payable	111	5,332
Prepaid expenses and other	3,422	(5,305)
Accounts payable and accrued expenses	12,078	(2,112)
Lease liability	(1,566)	(2,245)
Pension and postretirement benefit plan contributions	(5,510)	(2,254)
Other, net	750	4,386
Net cash provided by operating activities	51,487	66,326
Cash flows from investing activities:
Capital expenditures	(19,576)	(13,416)
Proceeds from the sale of assets	4,749	—
Net cash used in investing activities	(14,827)	(13,416)
Cash flows from financing activities:
Borrowings	69,250	25,000
Debt principal payments	(76,250)	(60,000)
Dividends paid	(12,114)	(12,048)
Other	915	(586)
Net cash used in financing activities	(18,199)	(47,634)
Effect of exchange rate changes on cash	(54)	(1,676)
Increase in cash and cash equivalents	18,407	3,600
Cash and cash equivalents at beginning of period	11,846	31,422
Cash and cash equivalents at end of period	$30,253	$35,022

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and nine months ended September 30, 2021 and 2020 is shown below:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share data)	2021	2020	2021	2020
Net income (loss) from continuing operations as reported under GAAP[1]	$6.2	$(17.0)	$36.6	$(23.3)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(0.1)	—	0.2	0.1
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.2)	28.2	(1.0)	47.7
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax[2]	—	—	(6.6)	—
Other	1.3	2.0	4.2	6.1
Goodwill impairment	—	—	—	10.5
Net income (loss) from ongoing operations[1]	$7.2	$13.2	$33.4	$41.1

Earnings (loss) per share from continuing operations as reported under GAAP (diluted)	$0.19	$(0.51)	$1.09	$(0.70)
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	0.01	—
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.01)	0.84	(0.03)	1.43
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax[2]	—	—	(0.20)	—
Other	0.04	0.06	0.13	0.17
Goodwill impairment	—	—	—	0.32
Earnings (loss) per share from ongoing operations (diluted)	$0.22	$0.39	$1.00	$1.22
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (f).
2. For more information, see Note 13 in the Notes to Financial Statements in the Form 10-Q for the quarter ended September 30, 2021.

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  For more business segment information, see Note 11 in the Notes to Financial Statements in the Form 10-Q for the quarter ended September 30, 2021.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss)

from continuing operations as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and nine months ended September 30, 2021 and 2020 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Environmental charges at Newnan, Georgia plant[3]	$0.1	$0.1	$0.1	$—
COVID-19-related expenses, net of relief [2]	0.1	0.1	0.1	0.1
Total for Aluminum Extrusions	$0.2	$0.2	$0.2	$0.1
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$0.1	$0.1	0.1	0.1
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[2]	0.1	0.1	0.4	0.3
Total for PE Films	$0.2	$0.2	$0.5	$0.4
Flexible Packaging Films:
(Gains) losses from sale of assets, investment writedowns and other items:
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such taxes[2,4]	$—	$—	$(8.5)	$(6.6)
COVID-19-related expenses[2]	—	—	0.1	0.1
Total for Flexible Packaging Films	$—	$—	$(8.4)	$(6.5)
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
(Gain), net of costs associated with the sale of the Lake Zurich manufacturing facility assets	$(0.2)	$(0.2)	$0.1	$0.1
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; and business development activities[1]	1.5	1.1	4.4	3.5
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	—	—	0.5	0.4
Stock compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 special dividend[1]	(0.1)	(0.1)	0.3	0.2
Transition service fees, net of corporate costs associated with the divested Personal Care Films business[2]	0.1	0.1	(0.5)	(0.4)
Total for Corporate	$1.3	$0.9	$4.8	$3.8
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in “Costs of goods sold” in the condensed consolidated statements of income.
4. For more information, see Note 13 in the Notes to Financial Statements in the Form 10-Q for the quarter ended September 30, 2021.

	Three Months Ended September 30, 2020		Nine Months Ended September 30, 2020
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for enterprise resource planning feasibility study[2]	$0.3	$0.2	$1.2	$0.9
COVID-19-related expenses, net of relief [3]	0.5	0.4	1.4	1.1
Total for Aluminum Extrusions	$0.8	$0.6	$2.6	$2.0
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$—
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[3]	—	—	0.2	0.1
Total for PE Films	$—	$—	$0.3	$0.1
Corporate:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; and business development activities[2]	$0.6	$0.4	$4.1	$3.2
Corporate costs associated with the divested Personal Care business[2]	1.1	0.9	1.1	0.9
Write-down of investment in Harbinger Capital Partners Special Situations Fund[3]	0.1	0.1	0.3	0.2
Accelerated recognition of stock-based compensation expense[2]	—	—	0.1	0.1
U.S. tax benefit on foreign branch income[1]	—	—	—	(0.6)
Total for Corporate	$1.8	$1.4	$5.6	$3.8
1. Included in "Income tax expense (benefit)" in condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.
(d) A gain on the Company’s investment in kaléo of $0.3 million and $1.2 million was recognized in the three and nine months ended September 30, 2021, respectively, compared to a loss of $36.2 million and a loss of $61.0 million in the three and nine months ended September 30, 2020, respectively, which is reported in “Other income (expense), net” in the condensed consolidated statements of income. The gain in the first nine months of 2021 includes a $0.3 million dividend received from kaléo.

(e) In the first quarter of 2020, the operations of Aluminum Extrusions’ Niles, Michigan and Elkhart, Indiana facilities (which were acquired as “AACOA” in October 2012) was expected to be severely impacted by the COVID-19 pandemic, with over 80% of the aluminum extrusions manufactured at these facilities sold to customers that make consumer durable products, such as recreational boating and power sports vehicles, and to customers serving the B&C and automotive markets. As a result, a goodwill impairment charge of $13.7 million was recognized in Aluminum Extrusions, which represented the entire amount of goodwill associated with the acquisition of AACOA.

(f) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) from continuing operations as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.
Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and nine months ended September 30, 2021 and 2020 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended September 30, 2021	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations reported under GAAP	$8.1	$1.9	$6.2	23.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(0.1)	—	(0.1)
(Gains) losses from sale of assets and other	1.5	0.4	1.1
Net income (loss) from ongoing operations	$9.5	$2.3	$7.2	24.2%
Three Months Ended September 30, 2020
Net income (loss) from continuing operations reported under GAAP	$(22.9)	$(5.9)	$(17.0)	25.8%
(Gains) losses from sale of assets and other	38.8	8.6	30.2
Net income (loss) from ongoing operations	$15.9	$2.7	$13.2	17.1%
Nine Months Ended September 30, 2021
Net income (loss) from continuing operations reported under GAAP	$47.3	$10.7	$36.6	22.7%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.2	—	0.2
(Gains) losses from sale of assets and other	(4.3)	(0.9)	(3.4)
Net income (loss) from ongoing operations	$43.2	$9.8	$33.4	22.7%
Nine Months Ended September 30, 2020
Net income (loss) from continuing operations reported under GAAP	$(31.6)	$(8.3)	$(23.3)	26.2%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gain) loss associated with the investment in kaléo	61.0	13.3	47.7
(Gains) losses from sale of assets and other	8.4	2.3	6.1
Goodwill impairment	13.7	3.2	10.5
Net income (loss) from ongoing operations	$51.6	$10.5	$41.1	20.4%
(g) Net debt is calculated as follows:

	September 30,	December 31,
(in millions)	2021	2020
Debt	$127.0	$134.0
Less: Cash and cash equivalents	30.3	11.8
Net debt	$96.7	$122.2
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(h) Represents a one-time tax credit in Brazil for unemployment/social security insurance non-income taxes ("PIS/COFINS") resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax. In May 2021, the Brazil Supreme Court ruled in a leading case related to the amount of Brazilian value-added tax to exclude from the calculation of PIS/COFINS. As a result, in the second quarter of 2021, the Company recorded a pre-tax gain of $8.5 million for certain excess PIS/COFINS paid from 2003 to 2021, that included applicable interest, which the Company expects to apply to future required Brazilian federal tax payments. The pretax gain was recorded in “Other income (expense), net” in the condensed consolidated statements of income.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com